Exhibit 20

NEWS

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IMMEDIATE RELEASE
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FORD MOTOR COMPANY'S NOVEMBER U.S. SALES INCREASED 4.4%

FORD F-SERIES AND EXPLORER PACE RECORD TRUCK SALES; NEW PRODUCTS HELP LIFT JAGUAR AND LAND ROVER TO NEW SALES RECORDS

DEARBORN, MI, December 3, 2001 - U.S. customers purchased or leased 313,906 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in November, up 4.4 percent compared with a year ago.

Ford trucks, America's best-selling brand of trucks for 16 years in a row, achieved record November sales (188,667) paced by the F-Series truck and Explorer SUV. F-Series, America's best-selling truck for 25 years in a row, set a November sales record of 74,039, up 11.6 percent compared with a year ago. Explorer, America's best-selling sport utility for 11 years in a row, posted near-record sales of 36,939, up 10.5 percent from a year ago. The Ford Escape and Ford Windstar also set November sales records.

Jaguar dealers reported an all-time sales record for any month as 5,016 U.S. customers took delivery of a new Jaguar, up 38.3 percent compared with a year ago. The previous any-month record (4,946) was set December 1999 and the previous November record (3,628) was set last year. Jaguar's new all-wheel drive X-TYPE led the way with sales of 2,413.

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Land Rover dealers  reported record  November sales as the first U.S.  customers took delivery of the all-new Freelander compact sport utility vehicle. Land Rover sales totaled 2,634, up 15.6 percent. The previous record (2,279) was set last year. Freelander sales were 168. An all-new Range Rover, Land Rover's ultimate four-wheel-drive offering, debuts next spring.

Lincoln Mercury dealers reported November sales of 37,214, up 9.2 percent compared with a year ago. Mercury brand cars and trucks paced the increase as sales climbed 23.2 percent. The Grand Marquis (up 36.3 percent) and all-new Mountaineer (up 88.9 percent) accounted for most of the increase in Mercury sales. Lincoln sales declined 10.5 percent.

Volvo dealers reported November sales of 7,465, down 25.6 percent from a year ago.

North American Production
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Ford Motor Company  plans to maintain its  previously-announced  fourth  quarter
North American production at 965,000 vehicles. The company's initial forecast of first quarter 2002 North production is 980,000 vehicles.